Exhibit 10.1

Annual Incentive Plan.

Purpose

The purpose of the Intevac Annual Incentive Plan (“AIP”). is to motivate participants to maximize stockholder value by aligning their short-term compensation with achievement of Company financial performance goals and strategic business objectives that are based on the Company Annual Operating Plan (“AOP”). The AIP measures annual performance against both Corporate Financial Objectives and Individual Objectives (MBOs), and is subject to Human Capital Committee approval.

Measurement Period

The performance measurement period is the Intevac fiscal year.

Eligibility & Target Incentive Opportunity

All employees designated by the Human Capital Committee of the Board of Directors (“BOD”) and the CEO will be eligible to participate in the AIP. Annually, the Human Capital Committee reviews and approves the CEO, CFO, Executives/VP, Key Contributors and other employee participants in the AIP and their corresponding target incentive opportunities. BOD approval is required for the CEO.

Each AIP participant is assigned a target incentive opportunity (up to the target indicated by the Employee Group table), expressed as a percentage of their base salary at the beginning of the calendar year (or when they are approved for participation in the AIP). Target incentive percentages may be adjusted during the year in the event of a promotion or significant change in responsibility (resulting in a pro-rata calculation of any potential award at the end of the year).

The Employee Groups identified in the following table are designated participants under the AIP:

Employee Group	Number of Employees	Individual Performance Based Bonus Target (% of Base Salary)	Corporate Financial Performance Based Bonus Target (% of Base Salary)
CEO	1	50%	50%
CFO	1	32.5%	32.5%
Executives / VP	4	25%-30%	25%-30%
Key Contributors	30-40	5%-22.5%	5%-22.5%
Other Employees	120-140	2.5%	2.5%%

Performance Measures

There will be two AIP performance measures:

•	Performance Against Individual Goals and Objectives (MBOs)

•	Corporate Financial Performance

The AIP will have two parts: the “Individual Performance Bonus” which will be completely based on each individual’s performance against goals and objectives set at the beginning of the year by the company; and the “Corporate Financial Performance Bonus” which will be completely based on company financial performance. The employee’s “target bonus” will be based half on individual performance and half on corporate financial performance. The bonus payable for individual MBOs are payable and are capped at target (100%) for employees and Key Contributors. The bonus for Executive MBOs are payable at 75% when threshold is met, 100% at target and capped at 200% when stretched goals are achieved.

Individual Performance Bonus	Threshold	Target	Stretch
CEO	75%	100%	200%
CFO	75%	100%	200%
Executives / VP	75%	100%	200%
Key Contributors	0%	100%	NA
Other Employees	0%	100%	NA

The bonus for Corporate Financial Performance will be payable to all participants below CEO at 75%, 100% and 125% for goals achieved at threshold, target and stretch respectively.

Corporate Financial Performance	Threshold	Target	Stretch
CEO	75%	100%	150%
All other participants	75%	100%	125%

Mechanics for “Individual Performance Bonus”

•

The participant’s supervisor or manager will set meaningful goals and objectives at the beginning of the year. In some cases the goals will be financial or defined with numbers; in other cases, goals will be non-numerical and somewhat subjective. Each goal is assigned a weighting, the sum of the weighting for all goals is 100%. The CEO’s MBOs are recommended by the Human Capital Committee and approved by the independent members of the Board.

•

At year end the employee supervisor or manager of each participant measures performance. In consultation with senior management “a Performance Score” from 0% to 100% is awarded. The Performance Score is calculated by the scoring for each goal and the respective weight of that goal. The CEO’s Performance Score is reviewed by the Human Capital Committee and approved by the independent members of the Board.

•

The employee is paid (in cash or Restricted Stock Units (RSU’s) at the discretion of the Human Capital Committee) an amount = “Performance Score” x Individual’s Performance Bonus Target. The Individual Performance Bonus is “capped” at 2 times target for Executive MBOs. The Individual Performance Bonus is “capped” at 1 times target for Key Contributors and all other employees.

Mechanics for “Corporate Financial Performance Bonus”

•	Each year the CEO will propose performance measures and payout levels based upon the AOP. Human Capital Committee approval is required for the performance measure and payout level.

•

Funding of the AIP Corporate Financial Performance Bonus pool will be based on performance against pre-established profit and/or revenue or financial metrics based goals approved by the Human Capital Committee in the first quarter of the year.

•

The Corporate Financial Performance Bonus pool will be distributed “pro-rata” to the participants based on their Corporate Financial Performance Target bonus (in cash or RSU’s at the discretion of the Human Capital Committee).

•	Except for the CEO, the Financial Performance Bonus will be “capped” at 1.25 times target. The CEO’s Financial Performance Bonus is capped at 1.5 times target.

Example for Individual Performance Bonus:

Employee Salary $100K

Individual Performance Based Target Bonus = 50% x 5% = $2.5K

Individual Meets Objectives 80%

Individual Performance Based Bonus = 80% x $2.5K = $2K

Example for Financial Based Bonus At Stretch (125%):

Employee Salary $100K

Financial Based Target Bonus = 50% x 5% = $2.5K

Corporate Financial Performance = 125% x Established Measurement

Financial Performance Based Bonus = 125% x $2.5K = $3.125K

Total Bonus paid to Employee = $5.125K

Employment Status Requirement for Eligibility

Participants must be employed on or before October 1 during the Measurement Period to be eligible to participate in the AIP. Once this requirement has been met, a pro-rated award (assuming award funding) will be calculated for the year in which the service requirement is met.

Timing and Form of Payment of Awards

Employee must be on active status on the award payment date to receive an award. Awards will be determined within 75 days following the fiscal year end. Awards will be settled in cash or equity, subject to Human Capital Committee and/or Board discretion.

Fraudulent Misrepresentation

If it is determined after the payment of an award that individual and corporate performance upon which the award was based was fraudulently represented; the Company reserves the right to require the return of that award.

Board of Director’s Discretion

Intevac’s Board of Directors has full discretion to modify the AIP and determine awards (both positive and negative) as well as the authority to terminate the AIP at any time.

March 2023